EXHIBIT 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Luck Sky International Investment Holdings Limited

Dated: May 25, 2012	By:	/s/ Zhou Deng Rong
Name: Zhou Deng Rong
Title: Sole Director

Dated: May 25, 2012	By:	/s/ Zhou Deng Rong
Name: Zhou Deng Rong